Exhibit 10.15

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (this “Agreement”), dated as of ___________ __, 201__ (the “Effective Date”), is made by and between Vocera Communications, Inc., a Delaware corporation (the “Company”), and _________________, an executive officer or other key employee of the Company or one of the Company’s subsidiaries (the “Employee”).

RECITALS

WHEREAS, the Company considers it to be in the best interests of the Company and its stockholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change of Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties and responsibilities without distraction in light of the possibility of a Change of Control.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows.

ARTICLES

1.         Definitions. The following terms referred to in this Agreement shall have the following meanings.

“Bankruptcy/Insolvency Event” shall mean any proceeding that is brought or filed by or against the Company seeking liquidation, dissolution or similar relief under any bankruptcy, insolvency or similar law now or hereafter in effect, and, in the event of a proceeding filed on an involuntary basis, such proceeding is not dismissed or discharged within ninety (90) days.

“Cause” shall mean (i) repeated gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such repeated gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company, (ii) failure or inability to perform any assigned duties after written notice from the Company to the Employee of, and a reasonable opportunity to cure, such failure or inability, (iii) commission of any act of fraud with respect to the Company or any of its affiliates causing material harm to the business, assets or reputation of the Company or any of its affiliates, (iv) conviction (including any plea of no contest) of a felony or a crime involving moral turpitude, (v) the Employee’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates or (vi) the Employee’s material breach of any contractual obligation to the Company or any written policy of the Company, which breach is not remedied within fourteen days of written notice.

“Change of Control” shall mean the first to occur of any of the following events after the date hereof:

(i)         the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity immediately after such merger or consolidation; or

(ii)         the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity to which such sale or disposition was made after such sale or disposition; or

(iii)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)         during any one (1) consecutive year period after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.

“Compensation Continuation Period” shall mean for the purposes of Section 4, the period of time commencing with the date of the Employee’s Involuntary Termination at any time and ending with the expiration of _________________1 following the date of the Employee’s Involuntary Termination, and for the purposes of Section 5, the period of time commencing with the date of the Employee’s Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, and ending with the expiration of _________________2 following the date of the Employee’s Involuntary Termination.

“Good Reason” shall mean the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title or responsibilities relative to the Employee’s duties, title or responsibilities in effect immediately prior to such reduction; (ii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); (iii) a reduction by the Company of the Employee’s target bonus opportunity as in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); (iv) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his or her current facility, which is more than fifty (50) miles from the Employee’s current residence; (v) the Company’s material breach of any contractual obligation to the Employee or any written policy applicable to the Employee, which breach is not remedied within fourteen days of written notice; or (vi) the failure of the Company to obtain the assumption of this Agreement by a successor. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above, the Employee must provide written notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the

1 Insert the applicable period: Tier 1 (CEO): 12 months, Tier 2 (COO and CFO): 9 months, Tier 3 (All other officers not included in Tier 1 or Tier 2 who are designated by the CEO (“Other Key Execs”): 6 months.

2 Insert the applicable period: Tier 1 (CEO): 18 months, Tier 2 (COO and CFO): 12 months, Tier 3 (Other Key Execs): 9 months.

Company fails to cure the condition within the cure period provided, the Employee must terminate employment with the Company within thirty (30) days of the end of the cure period.

“Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved, but excluding any director who was elected in connection with any actual or threatened proxy contest.

“Involuntary Termination” shall mean a termination of the Employee by the Company without Cause or a resignation by the Employee within ninety (90) days of any event constituting Good Reason[; provided, however, that for the purposes of Section 4, Involuntary Termination shall not mean a resignation by the Employee within ninety (90) days of any event constituting Good Reason]3.

2.         Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the thirty-six (36) month anniversary of the Effective Date (the “Original Term”); provided that at the end of the Original Term and for each one-year period thereafter (each year a “Renewal Term”), this Agreement shall be automatically extended for successive additional one-year Renewal Terms unless the Company has provided six (6) months prior notice to the Employee of non-renewal prior to the end of the Original Term or the applicable Renewal Term; and provided further that (i) if a Change of Control shall have occurred during an Original Term or a Renewal Term or (ii) if the Company enters into a definitive agreement during an Original Term or a Renewal Term that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and such definitive agreement is not subsequently terminated, this Agreement shall remain in effect for a period of twelve (12) months following the date of the consummation of such Change in Control, and this Agreement shall remain in effect to give effect to its provisions. Notwithstanding the forgoing, this Agreement shall terminate immediately upon a Bankruptcy/Insolvency Event.

3.         At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.

4.         Severance Benefits (except Change of Control Severance Benefits); Non-Solicitation.

(a) Involuntary Termination. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination (except at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control which is addressed by Section 5), then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to the Company (the “Release”) within forty-five (45) days from the Employee’s “separation from service” (within the meaning of Section 409A); provided, however, that in any case where the period during which the Employee has discretion to execute or revoke the Release straddles two taxable years of the Employee, any payments required to be made to the Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

3 Insert the bracketed language for all executives other than the CEO.

(i)         Cash Severance Payments. Employee shall receive an aggregate amount (the “Severance Amount”) equal to [(A)] _____4 times the Employee’s annual base salary in effect on the date of termination [plus (B) _____5 times the greater of (x) the Employee’s annual target bonus amount for the year of termination assuming a one hundred percent (100%) payout on all objectives under the Company’s bonus plan in effect on the date of termination or (y) the Employee’s actual annual bonus paid to the Employee in the most recently completed fiscal year preceding the date of termination]6. Subject to the terms of the Release, the Company shall pay the Severance Amount to the Employee in a lump sum within sixty (60) days from the Employee’s separation from service; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date.

(ii)         Health Benefits Continuation7. During the Compensation Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Employee or such covered dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment.

(iii)         Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee breaches his or her obligations under paragraph (d) or (e) of this Article 4, from and after the date of such breach, (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans.

(iv)         Equity Acceleration. The vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock based award (each, a “Stock Award”) shall be accelerated and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse accordingly with respect to an additional twelve (12) months of vesting commencing from the date of the Employee’s termination of employment.

(b)         Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination , then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 4, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c)         Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of

4 Insert the applicable benefit: Tier 1 (CEO): 1.0x base salary, Tier 2 (COO and CFO): 0.75x base salary, Tier 3 (Other Key Execs): 0.5x base salary.

5 Insert the applicable benefit: Tier 1 (CEO): 1.0x bonus target.

6 Delete the bracketed language for all executives other than the CEO.

7 Please see footnote #1 for applicable benefits.

termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(d)         Non-Solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period (as defined below), the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Personnel (as defined below) to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity. “Personnel” means any of the Company’s employees and any former employees who have terminated their employment with the Company within six months of the date of the purported solicitation, in each case excluding the Employee’s administrative assistant. “Non-solicit Period” means the Compensation Continuation Period.

(e)         Confidentiality. In consideration of the benefits and protections conferred under this Agreement, the Employee agrees that he or she will continue to abide by the confidentiality provisions in the Company’s Employment, Confidential Information and Invention Assignment Agreement, or similar agreement, as executed by the Employee.

5.         Change of Control and Severance Benefits; Non-Solicitation.

(a)         Involuntary Termination Following Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of the Release within forty-five (45) days from the Employee’s “separation from service” (within the meaning of Section 409A); provided, however, that in any case where the period during which the Employee has discretion to execute or revoke the Release straddles two taxable years of the Employee, any payments required to be made to the Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

(i)         Cash Severance Payments. Employee shall receive a Severance Amount equal to (A) _____8 times the Employee’s annual base salary in effect on the date of termination plus (B) _____9 times the greater of (x) the Employee’s annual target bonus amount for the year of termination assuming a one hundred percent (100%) payout on all objectives under the Company’s bonus plan in effect on the date of termination or (y) the Employee’s actual annual bonus paid to the Employee in the most recently completed fiscal year preceding the date of termination. Subject to the terms of the Release, the Company shall pay the Severance Amount to the Employee in a lump sum within sixty (60) days from the Employee’s separation from service; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date.

(ii)         Health Benefits Continuation10. During the Compensation Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Employee or such covered

8 Insert the applicable benefit: Tier 1 (CEO): 1.5x base salary, Tier 2 (COO and CFO): 1.0x base salary, Tier 3

(Other Key Execs): 0.75x base salary.

9 Insert the applicable benefit: Tier 1 (CEO): 1.5x bonus target, Tier 2 (COO and CFO): 1.0x bonus target, Tier 3

(Other Key Execs): 0.75x bonus target.

10 Please see footnote #2 for applicable benefits.

dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment.

(iii)         Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee breaches his or her obligations under paragraph (e) or (f) of this Article 5, from and after the date of such breach, (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans.

(iv)         Equity Acceleration. The vesting and exercisability of each Stock Award shall be automatically accelerated _____11 and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse accordingly.

(b)         Other Termination in Connection with a Change of Control. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 5, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c)         Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any or no reason other than within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 5, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d)         Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(e)         Non-Solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Personnel to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity.

(f)         Confidentiality. In consideration of the benefits and protections conferred under this Agreement, the Employee agrees that he or she will continue to abide by the confidentiality

11 Insert the applicable percentage: Tier 1 (CEO): 100%, Tier 2 (COO and CFO): 100%, Tier 3 (Other Key Execs): 50%.

provisions in the Company’s Employment, Confidential Information and Invention Assignment Agreement, or similar agreement, as executed by the Employee.

6.        No Benefits if Bankruptcy/Insolvency Event. In the event of a Bankruptcy/Insolvency Event, the Employee shall not be entitled to receive any Severance Amount or other benefits under this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such Bankruptcy/Insolvency Event.

7.         Limitation on Benefits.

(a)         Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as defined below), and in each case, by first eliminating amounts that are subject to Section 409A. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

(b)         A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountant or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within five (5) days of the date of termination of the Employee’s employment, if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to any Benefits, it shall furnish the Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

(c)         For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

8.         Successors.

(a)         Company’s Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)         Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.         Notices.

(a)         General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel, or to the Chief Financial Officer if the notice to the Company is from the General Counsel.

(b)         Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Article.

10.         Arbitration.

(a)         Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Jose, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)         The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitral proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)         EMPLOYEE HAS READ AND UNDERSTANDS THIS ARTICLE, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)         ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)         ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;

(iii)         ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

11.         Miscellaneous Provisions.

(a)         No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)         Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company other than the Employee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)        Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, concerning such subject matter, including the Company’s employment offer letter to the Employee and the letter agreement between the Company and the Employee regarding accelerated vesting of shares.

(d)         Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)         Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)         Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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By signing below, the Employee agrees to waive any rights the Employee may have in connection with any change of control or severance benefits that may be contained in the Company’s employment offer letter to the Employee or the letter agreement between the Company and the Employee regarding accelerated vesting of shares.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Change of Control Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

VOCERA COMMUNICATIONS, INC.

By:

Name:

Title:

EMPLOYEE

By:

Name: